EXHIBIT 99.1


FOR IMMEDIATE RELEASE
For Further Information Contact:
Ted Crawford at Lippert/Heilshorn & Associates, Inc.
(212) 838-3777


                               ZAPATA CORPORATION
                             ANNOUNCES REVERSE SPLIT

ROCHESTER, NEW YORK (January 24, 2001) - Zapata Corporation (NYSE: ZAP) today announced that its Board of Directors had approved a one-for-ten reverse stock split of its outstanding shares of common stock. The reverse stock split, which does not require shareholder approval, will be effective with the close of business on January 30, 2001 and is expected to begin trading on a post-split basis effective on January 31, 2001.

With the completion of the reverse stock split the Company will have approximately 2.4 common shares outstanding. In addition, the Company's authorized shares will be reduced to 16.5 million common shares, 200,000 preferred stock shares and 1.8 million preference stock shares. The preferred stock and preference shares are undesignated "blank check" shares.

Avram Glazer, CEO and President stated, "the reverse split will enable a wider range of brokers and mutual funds, some of whom are prohibited from purchasing low price stocks, to consider investing in Zapata. It should also reduce the transaction costs to our shareholders and make our shares marginable."

About Zapata Corporation

Zapata  Corporation is the largest  shareholder of Zap.Com  Corporation.  Zapata also  owns  approximately  61% of stock of Omega  Protein,  the  largest  marine protein company and approximately 40% of the stock of Viskase (NASDAQ:VCIC-news), a world leader in food packaging.

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"Safe Harbor"  Statement Under the Private  Securities  Litigation Reform Act of
1995: The statements contained in this press release which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks, and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by forward looking statements. Factors that could cause actual results, events and developments to differ include, without limitation, those factors listed under the caption "Significant Factors That Could Affect Future Performance And Forward Looking Statements" in the Company's Annual Report on Form 10-K dated March 30, 2000 for the fiscal year ended December 31, 1999. Consequently all forward looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.